Contact:
Brandi Martina
 AMD Communications
(512) 705-1720
brandi.martina@amd.com

Liz Stein
AMD Investor Relations
(720) 652-3965
liz.stine@amd.com

AMD Appoints KC McClure to Board of Directors

SANTA CLARA, Calif. — January 20, 2025 — AMD (NASDAQ: AMD) today announced the appointment of KC McClure to its board of directors.
McClure most recently served as a senior advisor to Accenture and was previously Chief Financial Officer of Accenture from 2019 to 2024. Throughout her more than 37-year tenure at Accenture, McClure held multiple finance and accounting leadership roles, including overseeing financial operations and investor relations.
“We are delighted to welcome KC to AMD’s Board of Directors,” said Dr. Lisa Su, AMD chair and CEO. “KC is a proven finance leader whose operating expertise and global perspective will be an asset as we execute our strategy and extend AMD’s leadership in high-performance and AI computing.”
McClure holds a Bachelor of Science degree in accounting and business administration from Pennsylvania State University’s Smeal College of Business. She currently serves on the Smeal College of Business Board of Visitors and on the board of Goldman Sachs.

About AMD
AMD (NASDAQ: AMD) drives innovation in high-performance and AI computing to solve the world’s most important challenges. Today, AMD technology powers billions of experiences across cloud and AI infrastructure, embedded systems, AI PCs and gaming. With a broad portfolio of AI-optimized CPUs, GPUs, networking and software, AMD delivers full-stack AI solutions that provide the performance and scalability needed for a new era of intelligent computing. Learn more at www.amd.com.
###